EXHIBIT 10.50

March 30, 2010

Dr. Manish Singh, CEO

ImmunoCellular Therapeutics, Ltd.

21900 Burbank Boulevard

Woodland Hills, CA 91367

Dear Dr. Singh:

The purpose of this agreement (the “Agreement”) is to set forth the terms and conditions pursuant to which Gilford Securities, Inc. (“Gilford”) shall act as advisor and placement agent for ImmunoCellular Therapeutics, Ltd. (the “Company”). Gilford shall act on a non-exclusive basis as an advisor and placement agent for introducing the Company to institutional healthcare-focused investors, potential strategic investors/partners/acquirors and other potential investors in connection with a proposed placement (the “Private Placement”) of equity securities (the “Securities”) of the Company, potential partnering transactions, potential strategic investments and potential merger and acquisition opportunities. The gross proceeds from the Private Placement are proposed to be up to $15 Million. The terms of such “best efforts” Private Placement, including the identified use of proceeds, closing conditions and the Securities to be issued shall be agreed to by the Company in its sole discretion. The term of this engagement, unless extended by the Company and Gilford in writing, shall be six (6) months from the date of this Agreement.

The parties hereto hereby agree that the Company shall pay to Gilford the fees and compensation set forth below if there is any closing and funding of an equity financing, (including without limitation the Private Placement) for the Company (a “Financing”), a partnering transaction or a merger or acquisition transaction within eighteen (18) months of the date of this Agreement with any investors or strategic investors/partners/acquirors to whom the Company was introduced by Gilford or who was contacted by Gilford and who in each such case was identified in advance by Gilford to the Company and as to who the Company agrees in writing have been introduced by Gilford for the Private Placement or for a strategic transaction or merger or acquisition (“Investors”), regardless of whether this Agreement was previously terminated.

In consideration of the services rendered by Gilford under this Agreement, the Company agrees to pay Gilford the following fees and other compensation with respect to Financing amounts and proceeds from strategic transactions, mergers and acquisitions provided by Investors:

IMMUNOCELLULAR THERAPEUTICS, LTD.	MARCH 30, 2010

(a) a cash fee payable immediately upon the closing and funding of any placement of preferred stock, common stock, convertible debt or convertible preferred stock, or any other form of common stock-linked security equal to [7.0%] of the gross proceeds of such transaction plus warrants to purchase a number of shares of common stock of the Company equal to [7.0%] of the common shares or common share equivalents issued in any such financing at an exercise price equal to the Company’s then current stock price;

(b) a cash fee equal to 5% of the aggregate transaction value on any acquisition of the Company;

(c) a cash fee equal to 5% of the gross proceeds to the Company from any partnering transaction, including all up-front payments, milestones and any other pre-commercialization payments to the Company made in conjunction with such partnership other than research and development funding payments, as, when and if received by the Company;

(d) reimbursement of all direct out-of-pocket expenses on a monthly basis, such expenses not to exceed an aggregate of $4,000 without the written acceptance of the Company; and

(e) all amounts payable hereunder, with the exception of the reimbursement of out-of-pocket expenses, shall be paid to Gilford out of an attorney escrow account at the closing or by such other means acceptable to Gilford.

The Company may apply the $10,000 retainer paid to Gilford pursuant to the October 13, 2009 engagement agreement between the parties to any fees payable to Gilford under this Agreement upon the closing of any Financing.

Gilford represents and warrants to, and covenants with, the Company as follows:

(a) None of Gilford, its affiliates or any person acting on behalf of Gilford or any of such affiliates has engaged or will engage in any general solicitation.

(b) Gilford will use its best efforts to conduct the offering and sale of Securities so that Securities are sold in a transaction or series of transactions exempt from registration under the Securities Act.

(c) Gilford will send materials related to the Financings only to persons that Gilford reasonably believes are “accredited investors” (as defined under Rule 501(a) of the Securities Act).

(d) Gilford agrees that, except as otherwise required by law, regulation or court order or as contemplated by its engagement hereunder, the non-public Information furnished to Gilford by the Company shall be held by Gilford as confidential.

(e) Gilford is registered with FINRA and holds all federal and state licenses or registrations required to conduct its activities as contemplated by this Agreement.

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IMMUNOCELLULAR THERAPEUTICS, LTD.	MARCH 30, 2010

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles.

The Company and Gilford hereby agree to the terms and conditions of the Indemnification Agreement attached hereto as Appendix A with the same force and effect as if such terms and conditions were set forth at length herein.

This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to its subject matter and there are no agreements or understanding with respect to the subject matter hereof which are not contained in this Agreement. This Agreement may be modified only in writing signed by the party to be charged hereunder.

If the foregoing correctly sets forth our agreement, please confirm this by signing and returning to us the duplicate copy of this letter.

Very truly yours,

GILFORD SECURITIES, INC.

By:	/s/ Robert Maley
Robert Maley, President

Date: 4/5/2010

ACCEPTED AND AGREED TO:

IMMUNOCELLULAR THERAPEUTICS, LTD.

By:	/s/ Manish Singh
Dr. Manish Singh, CEO

Date: 4/12/2010

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IMMUNOCELLULAR THERAPEUTICS, LTD.	MARCH 30, 2010

APPENDIX A

INDEMNIFICATION AGREEMENT

Appendix A to Letter Engagement Agreement (the “Agreement”), dated March 30, 2010 by and between ImmunoCellular Therapeutics, Ltd. (the “Company”) and Gilford Securities, Inc. (“Gilford”).

The Company agrees to indemnify and hold Gilford and its affiliates, control persons, directors, officers, employees and agents (each an “Indemnified Person”) harmless from and against all losses, claims, damages, liabilities, costs or expenses, including those resulting from any threatened or pending investigation, action, proceeding or dispute whether or not Gilford or any such other Indemnified Person is a party to such investigation, action, proceeding or dispute, arising out of Gilford’s entering into or performing services under this Agreement, or arising out of any matter referred to in this Agreement. This indemnity shall also include Gilford’s and/or any such other Indemnified Person’s reasonable attorneys’ and accountants’ fees and out-of-pocket expenses incurred in such investigations, actions, proceedings or disputes which fees, expenses and costs shall be periodically reimbursed to Gilford and/or to any such other Indemnified Person by the Company as they are incurred; provided, however, that the indemnity herein set forth shall not apply to an Indemnified Person where a court of competent jurisdiction has made a final determination that such Indemnified Person acted in a grossly negligent manner or engaged in willful misconduct in the performance of the services hereunder which gave rise to the loss, claim, damage, liability, cost or expense sought to be recovered hereunder (but pending any such final determination the indemnification and reimbursement provisions hereinabove set forth shall apply and the Company shall perform its obligations hereunder to reimburse Gilford and/or each such other Indemnified Person periodically for its, his or their fees, expenses and costs as they are incurred). The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with any act or omission to act as a result of its engagement under this Agreement except for any such liability for losses, claims, damages, liabilities or expenses incurred by the Company that is found in a final determination by a court of competent jurisdiction to have resulted from such Indemnified Person’s breach of this Agreement or gross negligence or willful misconduct.

If any action, suit, proceeding or investigation is commenced, as to which Gilford proposes to demand indemnification, it shall promptly notify Company in writing and Company shall have the right to assume the defense of such action. If Company assumes the defense, an Indemnified Person shall have the right to retain counsel of it own choice to represent it; however, the fees, expenses and disbursements of such counsel shall be borne by the Indemnified Person. It is also understood and agreed that if Company does not elect to assume such defense, Company shall not, in connection with any one such action or separate substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one counsel for Gilford and all other Indemnified Persons combined, which counsel shall be mutually agreed upon by Company and Gilford.

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IMMUNOCELLULAR THERAPEUTICS, LTD.	MARCH 30, 2010

If for any reason, the foregoing indemnification is unavailable to Gilford or any such other Indemnified Person or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by Gilford or any such other Indemnified Person as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Company and its shareholders on the one hand and Gilford or any such other Indemnified Person on the other hand, but also the relative fault of the Company and Gilford or any such other Indemnified Person, as well as any relevant equitable considerations; provided that in no event will the aggregate contribution by Gilford and any such other Indemnified Person hereunder exceed the amount of fees actually received by Gilford pursuant to this Agreement. The reimbursement, indemnity and contribution obligations of the Company hereinabove set forth shall be in addition to any liability which the Company may otherwise have and these obligations and the other provisions hereinabove set forth shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, Gilford and any other Indemnified Person.

The terms and conditions hereinabove set forth in this Appendix A shall survive the termination and expiration of this Agreement and shall continue indefinitely thereafter.

GILFORD SECURITIES, INC.

By:	/s/ Robert Maley
Robert Maley, President

ACCEPTED AND AGREED TO:

IMMUNOCELLULAR THERAPEUTICS, LTD.

By:	/s/ Manish Singh
Dr. Manish Singh, CEO

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